                                                                   EXHIBIT 12


               COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES

                        (in thousands, except for ratios)

                                                                                                                 Three months ended
                                                                        Year Ended December 31,                         March 31,
                                                         --------------------------------------------------------  ----------------
                                                          1997     1996       1995      1994      1993     1992      1996    1997
                                                        --------  -------    -------    ------     -----   ------    ------  ------
 FIXED CHARGES:
   Interest on debt                                    $ 25,410   $ 20,535   $ 12,420  $ 3,970   $ 2,688   $ 4,439  $ 7,665 $ 6,023

   Dividends on convertible trust preferred securities    5,029        --          --       --        --        --    1,380     874

   Interest element of rentals (1)                        2,059     2,567       1,587    1,108       885       936      670     487

   Capitalized interest                                   1,207     3,683         518       --        --        --      204     299
                                                       --------  --------    --------  -------   -------   -------  ------- -------
                                                       $ 33,705  $ 26,785    $ 14,525  $ 5,078   $ 3,573   $ 5,375  $ 9,919 $ 7,683
                                                       ========  ========    ========  ========  =======   =======  ======= =======
EARNINGS:


     Net income                                        $(36,627)   11,229    $ 13,830  $ 14,595  $ 9,667   $12,526  $   572 $11,704

     Provision for national income taxes                (10,131)    3,075       1,258     5,824    4,574     4,664      752   1,380

     Cumulative effect of accounting change                  --        --          --        --    4,394        --       --      --

     Fixed charges                                       33,705    26,785      14,525     5,078    3,573     5,375    9,919   7,683

     Capitalized interest                                (1,207)   (3,683)       (518)       --       --        --     (204)   (299)

     Minority interest in income                              6       285         472        92       --        --      (11)   (110)

     Equity in (income)losses of joint ventures          (3,113)   (4,187)     (3,877)   (2,609)      89      (179)    (474)   (801)
                                                       --------  --------    --------  --------  -------   -------  ------- -------
                                                       $(17,367) $ 33,504    $ 25,690  $ 22,980  $22,297   $22,386  $10,554 $19,557
                                                       ========  ========    ========  ========  =======   =======  ======= =======
RATI0 OF EARNINGS TO FIXED CHARGES                         -0.5       1.3         1.8       4.5      6.2       4.2      1.1     2.5

FIXED CHARGES IN EXCESS OF EARNINGS                    $ 51,072  $     --    $     --  $     --  $    --   $    --  $    --  $   --


(1) Deemed to be approximately one-third of rental expenses.